SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    ---------

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF

                      THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (date of

earliest event reported):                 August 8, 2000



Commission      Registrant, State of Incorporation,         I.R.S. Employer
File Number     Address and Telephone Number                Identification No.
-----------     -----------------------------------         ------------------

1-6047          GPU, Inc.                                       13-5516989
                (a Pennsylvania corporation)
                300 Madison Avenue
                Morristown, New Jersey 07962-1911
                Telephone (973) 455-8200

1-3141          Jersey Central Power & Light Company            21-0485010
                (a New Jersey corporation)
                2800 Pottsville Pike
                Reading, Pennsylvania 19640-0001
                Telephone (610) 929-3601

1-446           Metropolitan Edison Company                     23-0870160
                (a Pennsylvania corporation)
                2800 Pottsville Pike
                Reading, Pennsylvania 19640-0001
                Telephone (610) 929-3601

1-3522          Pennsylvania Electric Company                   25-0718085
                (a Pennsylvania corporation)
                2800 Pottsville Pike
                Reading, Pennsylvania 19640-0001
                Telephone (610) 929-3601




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ITEM 5.  OTHER EVENTS.
         ------------

      1. Merger with FirstEnergy Corp.
         -----------------------------

      On August 8, 2000, GPU, Inc. ("the Company" or "GPU") announced that its Board of Directors and the Board of Directors of FirstEnergy Corp. ("FirstEnergy") had unanimously approved a definitive merger agreement ("Agreement") pursuant to which FirstEnergy would acquire all of the Company's outstanding shares of common stock for approximately $4.5 billion in cash and FirstEnergy common stock. FirstEnergy would also assume the Company's outstanding debt, which together with the outstanding debt and preferred securities of the Company's subsidiaries, totals approximately $7.4 billion as of June 30, 2000.

      Under the Agreement, GPU shareholders would receive the equivalent of $36.50 for each share of GPU common stock they own, payable in cash or in FirstEnergy common stock, so long as FirstEnergy's common stock price is between $24.24 and $29.63. Each GPU shareholder would be able to elect the form of consideration they wish to receive, subject to proration so that the aggregate consideration to all GPU shareholders will be 50 percent cash and 50 percent FirstEnergy common stock. Each GPU share converted into FirstEnergy common stock would receive not less than 1.2318 and not more than 1.5055 shares of FirstEnergy common stock, depending on the average closing price of FirstEnergy stock during the 20-day trading period ending on the sixth trading day prior to the merger closing.

      Following the merger, the combined company's principal electric utility operating companies would include FirstEnergy's Ohio Edison Company and its Pennsylvania Power Company subsidiary, The Cleveland Electric Illuminating Company, and Toledo Edison Company, as well as GPU Energy's electric utility operating companies - Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company and Pennsylvania Electric Company, which serve customers in Pennsylvania and New Jersey.

      Together, these companies serve approximately 4.3 million customers within 37,200 square miles of Ohio, Pennsylvania and New Jersey. In addition, the combination would make FirstEnergy's mechanical contracting and construction business the fourth largest in the nation, with annual revenues of approximately $1 billion and 3,800 employees.

      The merger is subject to the approval of the Company's and FirstEnergy's shareholders. Regulatory approvals will also be required from the Securities and Exchange Commission ("SEC"), the Federal Energy Regulatory Commission, the Federal Communications Commission, the Nuclear Regulatory Commission and the Ohio, Pennsylvania and New Jersey utility commissions. FirstEnergy will be required to register with the SEC as a holding company under the Public Utility Holding Company Act of 1935.

      It is expected that the merger can be completed within 12 months.

      A copy of the Company's related news release is annexed as an exhibit.

      2. Sale of Oyster Creek Nuclear Generating Station

      Separately, the Company also announced on August 8, 2000 that its JCP&L subsidiary had completed the sale of its 619 mw Oyster Creek Nuclear Generating Station to AmerGen Energy Company ("AmerGen") for approximately $10 million. AmerGen is a joint venture of PECO Energy Company and British Energy Company.

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


      As part of the sale, AmerGen has assumed full responsibility for decommissioning Oyster Creek and JCP&L has transferred to AmerGen $440 million of decommissioning trust funds for this purpose. JCP&L has agreed to purchase energy from Oyster Creek at a fixed price through March 2003 and will initially fund the costs of the next refueling outage scheduled to begin in October 2000. AmerGen will repay these costs (up to approximately $88 million) in nine annual installments beginning in August 2001.

      A copy of the Company's related news release is annexed as an exhibit.

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


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
         AND EXHIBITS.

      (c)   Exhibits

          1. Merger Agreement, dated August 8, 2000, between FirstEnergy Corp. and GPU, Inc. (exclusive of schedules).

          2. GPU News Release (FirstEnergy Corp. and GPU, Inc. Announce Merger), dated August 8, 2000.

          3. GPU News Release (GPU, AmerGen Complete Sale of Oyster Creek Facility), dated August 8, 2000.




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


                                    SIGNATURE

      PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANTS HAVE DULY CAUSED THIS REPORT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

                              GPU, INC.
                              JERSEY CENTRAL POWER & LIGHT COMPANY
                              METROPOLITAN EDISON COMPANY
                              PENNSYLVANIA ELECTRIC COMPANY



                              By:  /s/ T. G. Howson
                                   -------------------------------
                                    T. G. Howson, Vice President
                                    and Treasurer


Date:   August 11, 2000



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